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                                                                    EXHIBIT 99.1


                 PLUMAS BANCORP REPORTS INCREASED 2002 EARNINGS

QUINCY, California, January 15, 2003 -- Plumas Bancorp (OTC Bulletin Board:
PLBC) today announced that its unaudited 2002 earnings were $3,154,000, up 14.4% over the $2,758,000 earned in 2001. Plumas Bancorp's quarterly earnings rose to $914,000 up 15.6% over the $791,000 earned in the fourth quarter of 2001.

      Basic earnings per share rose from $0.87 in 2001 to $0.99 in 2002, an increase of 13.8%. Diluted earnings per share rose from $0.86 in 2001 to $0.96 in 2002, an increase of 11.6%.

      The bank's assets grew $50,381,000 during 2002 to stand at $325,471,000, up 18.3% over December 31, 2001.

      At the end of 2002, loan totals stood at $207,721,000, an increase of $24,045,000 or 13.1% over the December 31, 2001 figure of $183,676,000.

      William E. Elliott, president and chief executive officer of Plumas Bancorp and Plumas Bank said, "This is the fourteenth consecutive year the company has achieved record earnings. Our loan growth, especially in the area of real estate," he added, "combined with deposit growth of 16.5% to $293,939,000, continued to drive our 2002 earnings growth."

      "Our continuing goal," said Elliott, "is to increase shareholder value by expanding our dominant role as Northeastern California's premier community based financial institution by providing civic leadership and quality personal service. With our expanded capital base as a result of the issuance of trust preferred securities last year, the bank will be actively seeking growth opportunities in 2003."

      "The Bank's board of directors and I," he continued, "fully expect 2003 will be another year of solid growth for the corporation. The loyalty of our employees, customers, and the communities we serve continues as the bedrock of our progress."

      Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates nine traditional branches plus a number of independent ATM sites in Northeastern California's Plumas, Lassen, Modoc, Shasta, and Nevada counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Plumas Bancorp stock is listed on the over-the-counter market under the stock symbol PLBC.

      This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.